WEISS, PECK & GREER FUNDS TRUST

                     Establishment and Designation of Series
                      and Classes of Beneficial Interest of
                                WPG EuroNet Fund


         The undersigned, being at least a majority of the Trustees of Weiss, Peck & Greer Funds Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article V, Sections 5.1 and 5.11 of the Amended and Restated Declaration of Trust dated May 1, 1993 of the Trust, as amended (the "Declaration"), do hereby:

1. Establish and designate an additional series of the Trust as follows: "WPG EuroNet Fund" (the "Fund").

2. Divide the shares of beneficial interest of the Fund (the "Shares") to create two transferable Shares of beneficial interest, $0.001 par value per share, as follows:

     (a) The two classes of Shares established and designated hereby are "Institutional Class Shares" and "Retail Class Shares," respectively.

     (b) Institutional Class Shares and Retail Class Shares shall be issued each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

     (c) The purchase price of Institutional Class Shares and Retail Class Shares, the method of determining the net asset value of Institutional Class Shares and Retail Class Shares and the relative dividend rights of holders of Institutional Class Shares and Retail Class Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Fund's prospectus and statement of additional information included as part of the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

     (d) The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Institutional Class Shares, Retail Class Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.



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         IN WITNESS WHEREOF, the undersigned have executed this instrument this
19th day of April, 2000.



/s/Roger J. Weiss                    /s/Raymond R. Herrmann, Jr.
-----------------                    ---------------------------
Roger J. Weiss                       Raymond R. Herrmann, Jr.
as Trustee and not individually      as Trustee and not individually
One New York Plaza                   654 Madison Avenue
New York, NY 10004                   Suite 1400
                                     New York, NY 10017

/s/Lawrence J. Israel                /s/Graham E. Jones
---------------------                ------------------
Lawrence J. Israel                   Graham E. Jones
as Trustee and not individually      as Trustee and not individually
220 Broadway                         330 Garfield Street, Suite 200
Suite 249                            Santa Fe, NM  87501
New Orleans, LA 70118

/s/William B. Ross                   /s/Robert A. Straniere
------------------                   ----------------------
William B. Ross                      Robert A. Straniere
as Trustee and not individually      as Trustee and not individually
2733 E. Newton Avenue                182 Rose Avenue
Shorewood, WI  53211                 Staten Island, NY 10306